CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                                                   EXHIBIT 10.16

                                SUPPLY AGREEMENT

      THIS AGREEMENT (the "AGREEMENT") is entered into as of March 22, 2002 (the "EFFECTIVE DATE"), between ALGORX PHARMACEUTICALS, INC., a Delaware corporation ("ALGORX"), and POWDERJECT TECHNOLOGIES LIMITED, an English corporation ("POWDERJECT"). Both PowderJect and AlgoRx are referred to individually as a "PARTY", and collectively as the "PARTIES".

                                    RECITALS

      WHEREAS, pursuant to a License Agreement of even date herewith, AlgoRx has obtained certain license rights to the needleless powder injection drug delivery business of PowderJect and its affiliates;

      WHEREAS, PowderJect's powder injection drug delivery system consists of a device that releases helium gas from a micro cylinder to propel powdered drug particles out of the device for needleless administration, which micro cylinder is currently exclusively manufactured on behalf of PowderJect by ***;

      WHEREAS, to facilitate its development and commercialization of pharmaceutical products delivered by needleless powder injection under the License Agreement, AlgoRx desires to obtain its requirements of such micro cylinders from PowderJect, and PowderJect is willing to supply such requirements to AlgoRx on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 "ACCEPTANCE TESTS" shall mean those tests attached hereto as Exhibit A to be performed to determine that the Gas Cylinders supplied to AlgoRx conform to the Gas Cylinder Specification, as such tests may be amended from time to time pursuant to Section 2.9.

      1.2 "AFFILIATE" means, with respect to a Party, any corporation or other business entity controlling, controlled by or under common control with such Party. The term "controlling" (with correlative meanings for the terms "controlled by" and "under common control with") as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

      1.3 "ALGORX CUSTOMERS" has the meaning set forth in Section 4.3(a).

      1.4 *********************************************

                                       1.

      1.5 "*** AGREEMENTS" means (a) the Pilot Plant Agreement between PowderJect and *************** dated January 11, 2000 and assigned by *************** to its affiliate, ***, (b) the Large Scale Manufacture and Supply Agreement between PowderJect and *************** dated January 11,
2000, and assigned by *************** to its affiliate, **********, as amended on July 4, 2001, (c) any agreement for the Manufacture of Gas Cylinders that is entered into by and between *** and PowderJect after the Effective
Date with AlgoRx's written consent, and (d) amendments to any of the agreements set forth in subclauses (a) through (c) that are entered into by *** and PowderJect after the Effective Date with AlgoRx's written consent.

      1.6 "*** DOSSIER" has the meaning set forth in Section 2.11.

      1.7 "BUSINESS DAY" means a day other than a Saturday, Sunday, or bank or other public holiday in England or Wales.

      1.8 "COMMERCIAL LAUNCH" means the first sale of a Device to a Third Party end user following any required Regulatory Approval thereof in the country in which such product is sold.

      1.9 "COMMERCIAL SUPPLY" means the supply of Gas Cylinders by PowderJect to AlgoRx pursuant to Sections 2.4(b) and 2.5(b).

      1.10 "COMMISSIONING DATE" means the date on which successful completion of all tests and procedures for the commissioning and validation of a Line occurs.

      1.11 "CONFIDENTIAL INFORMATION" means any confidential or proprietary information including, without limitation, research, development, manufacturing, marketing, financial, personnel, sales, and other business and technical information, compositions, inventions, discoveries, processes, methods, formulae, procedures, protocols, techniques, data, plans, Gas Cylinder Specifications, Packaging Specifications, and Quality Control Procedures, whether in oral, written graphic, or other electronic form.

      1.12 "CYLINDER COST" means the per cylinder cost of Gas Cylinders Manufactured off a Line and supplied to AlgoRx, which shall be determined based on the sum of the following costs actually incurred by PowderJect, to the extent reasonably allocable to the Manufacture of Gas Cylinders supplied to AlgoRx; (a) PowderJect's cost of direct materials; (b) direct labor costs; (c) fixed variable overhead costs for that portion of the utilities and rent for manufacturing facilities directly allocable to the Manufacture of Gas Cylinders for AlgoRx; and (d) any and all subcontractor or other out-of-pocket costs necessary to complete the manufacturing and distribution of Gas Cylinders, in each case to the extent reasonably allocated to the Gas Cylinders based on production activity. Any capital costs, depreciation of specific machinery, systems, and equipment required for the Manufacture of Gas Cylinders, and corporate overhead (such as administrative expenses) shall not be considered in determining the Cylinder Cost. Cylinder Cost shall be calculated in a manner consistent with Generally Accepted Accounting Principles consistently applied, and the methodology used in making the allocations referred to above shall be consistent with PowderJect's methodology for other similar products and shall be consistent from year to year. PowderJect shall disclose such methodology to AlgoRx upon request.

                                       2.

      1.13 "DEFECTIVE PRODUCTS" has the meaning set forth in Section 3.3(a).

      1.14 "DEVICE" means a drug administration device actuated by gas pressure for use in the Field, which device incorporates a Gas Cylinder.

      1.15 "FDA" means the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, drug delivery systems, and devices in the United States.

      1.16 "FIELD" means the needleless, gas-actuated administration of a Licensed Product (as such term is defined in the License Agreement) to the extracellular space within any human or animal tissue. For the avoidance of doubt, the term "FIELD" shall exclude pulmonary administration or administration by inhalation.

      1.17 "GAS CYLINDER" means a cylinder (including any closure or break neck feature) containing pressurized gas for use in or with the Device, designed to meet the Gas Cylinder Specification.

      1.18 "GAS CYLINDER SPECIFICATION" means the specification set forth in Exhibit B for the Manufacture of a Gas Cylinder, as it may be amended from time to time pursuant to Section 2.9.

      1.19 "GAS SUPPLY SYSTEM" means the Gas Cylinder and any process or apparatus for the supply of pressurized gas for use in or with a Device, including any gas filling means and any actuation mechanism therefor.

      1.20 "GOOD MANUFACTURING PRACTICE" or "GMP" shall mean the then-current standards for the manufacture of pharmaceutical products applicable for the stage of development for the Licensed Product in question, as set forth in EC Directive 91/356/EEC, the Food, Drug and Cosmetic Act, as amended, and applicable regulations and guidances promulgated thereunder, including without limitation, the Code of Federal Regulations, and any other laws or regulations applicable to the manufacture of pharmaceutical products in any country as notified by AlgoRx to PowderJect from time to time.

      1.21 "INTELLECTUAL PROPERTY RIGHTS" means intellectual property rights of all kinds, including patents, patent applications, copyrights, know-how, technical and commercial information, designs (whether registered or not) and trademarks.

      1.22 "LICENSE AGREEMENT" means the License Agreement entered into by AlgoRx and PowderJect Research Limited on the Effective Date.

      1.23 "LICENSED PRODUCT" as used herein has the meaning set forth in the License Agreement.

      1.24 "LINE" means all of the plant, machinery, systems, and other equipment that are necessary to Manufacture Gas Cylinders in accordance with the Gas Cylinder Specification and package them in accordance with the Packaging Specification, which has a minimum annual

                                       3.

 capacity of Manufacturing ********** Gas Cylinders. Notwithstanding the foregoing, the first Line commissioned and validated under the *** Agreements shall have a minimum annual capacity of approximately ********** Gas Cylinders. However, each additional Line shall have an annual capacity of at least ********** Gas Cylinders.

      1.25 "LINE PRICE" has the meaning set forth in Section 5.1,

      1.26 "MANUFACTURE" means, with respect to a particular product, the cleaning, drying, assembly, filling, sealing, testing, and packaging of such product.

      1.27 "ORDER ACKNOWLEDGEMENT" means a written document issued by *** or a Third Party Manufacturer to PowderJect that acknowledges each order made by PowderJect for Gas Cylinders and that details the schedule for Manufacture for the quantity of Gas Cylinders set forth in each order and the expected shipping date of such quantity.

      1.28 "PACKAGING SPECIFICATION" means the specification for the packaging of each particular type of Gas Cylinder set forth in Exhibit C, as it may be amended from time to time pursuant to Section 2.9.

      1.29 "PILOT PLANT" refers to the machinery, systems, and other equipment necessary for the Manufacture of Gas Cylinders owned by PowderJect as of the Effective Date, and the premises at which such machinery, systems, and other equipment are located. As of the Effective Date, such machinery, systems, and equipment are located at *** facilities at ****** *******. However, during the term of this Agreement, such machinery, systems, and equipment may move to different premises at which the Manufacture of Gas Cylinders shall be undertaken.

      1.30 "PILOT PLANT CYLINDER COST" means the per cylinder cost of Gas Cylinders Manufactured at the Pilot Plant and supplied to AlgoRx, which shall be determined based on the sum of the following costs actually incurred by PowderJect for the operation of the Pilot Plant, to the extent reasonably allocable to the Manufacture of Gas Cylinders supplied to AlgoRx: (a) PowderJect's cost of direct materials; (b) direct labor costs; (c) fixed variable overhead costs for that portion of the utilities and rent for the plant premises directly allocable to the Manufacture of Gas Cylinders for AlgoRx; and
(d) any and all subcontractor or other out-of-pocket costs necessary to complete the manufacturing and distribution of Gas Cylinders, in each case to the extent reasonably allocated to the Gas Cylinders based on production activity. Any capital costs, depreciation of specific machinery, systems, and equipment required for the Manufacture of Gas Cylinders, and corporate overhead (such as administrative expenses) shall not be considered in determining the Pilot Plant Cylinder Cost. The Pilot Plant Cylinder Cost shall be calculated in a manner consistent with Generally Accepted Accounting Principles consistently applied, and the methodology used in making the allocations referred to above shall be consistent with PowderJect's methodology for other similar products and shall be consistent from year to year. PowderJect shall disclose such methodology to AlgoRx upon request.

      1.31 "QUALITY CONTROL PROCEDURES" has the meaning set forth in Section
3.1.

      1.32 "REGULATORY APPROVAL" means (a) in the United States, approval by the FDA of any applicable filing and satisfaction of any related applicable FDA registration and notification

                                       4.

requirements (if any) required to market and sell a pharmaceutical product, drug delivery system, or device; or (b) in any country other than the United States, approval by Regulatory Authorities having jurisdiction over such country of a single application or set of applications or other applicable filing and satisfaction of any related applicable regulatory and notification requirements, if any, necessary to market and sell pharmaceutical products, drug delivery systems, or devices commercially in such country.

      1.33 "REGULATORY AUTHORITY" means the FDA in the United States and the equivalent regulatory authority or entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of pharmaceutical products, biological products, drug delivery systems, and devices in any country other than the United States.

      1.34 "THIRD PARTY" means any entity or individual other than the Parties and the Affiliates of any of the Parties.

      1.35 "THIRD PARTY MANUFACTURER" means any entity other than *** that Manufactures Gas Cylinders for PowderJect or AlgoRx.

      1.36 "THIRD PARTY MANUFACTURER AGREEMENT" has the meaning set forth in
Section 2.1.

                                    ARTICLE 2

                               PURCHASE AND SUPPLY

      2.1 SUPPLY COMMITMENT. Subject to the terms hereof, PowderJect hereby agrees to supply AlgoRx's requirements of Gas Cylinders during the term of this Agreement. As of the Effective Date, PowderJect is obtaining its supply of Gas Cylinders exclusively from ***, which is obligated to Manufacture and supply PowderJect's requirements of Gas Cylinders pursuant to the *** Agreements.
While the *** Agreements are in effect, PowderJect will obtain AlgoRx's requirements of Gas Cylinders from *** and supply them to AlgoRx. If the *** Agreements terminate, PowderJect may subsequently enter into an agreement with a Third Party Manufacturer to supply PowderJect's and AlgoRx's requirements of Gas Cylinders pursuant to Section 2.13 (such agreement, a "THIRD PARTY MANUFACTURER AGREEMENT"). PowderJect shall comply in all material respects with the terms of the *** Agreements or any Third Party Manufacturer Agreement, as applicable, and shall not terminate such agreements without AlgoRx's prior written consent. PowderJect expressly acknowledges and understands that the Gas Cylinders Manufactured by *** and supplied by PowderJect to AlgoRx are critical to the business of AlgoRx and that AlgoRx has no alternate source of supply of Gas Cylinders. Accordingly, PowderJect shall diligently take all reasonable steps to exercise its rights under the *** Agreements or any Third Party Manufacturer Agreement to ensure that PowderJect is able to comply with its obligations to AlgoRx and that AlgoRx is able to exercise its rights set forth in this Agreement. PowderJect covenants that it will not amend the *** Agreements or any Third Party Manufacturer Agreement during the term of this Agreement in a manner that adversely affects the rights or obligations of AlgoRx hereunder without the prior written consent of AlgoRx. In addition, PowderJect shall provide prompt written notice to AlgoRx of the

                                       5.

amendment of any of the terms of the *** Agreements or any Third Party Manufacturer Agreement, as well as of any defaults by *** or a Third Party Manufacturer under such agreements. If the *** Agreements are terminated, AlgoRx shall have the option of either continuing to obtain its requirements of Gas Cylinders from PowderJect under this Agreement or exercising its rights pursuant to Section 2.13 to Manufacture or have a Third Party Manufacturer selected by AlgoRx Manufacture AlgoRx's requirements of the Gas Cylinders.

      2.2 STEERING COMMITTEE REPRESENTATION. Promptly after the Effective Date, PowderJect shall replace one of its members of each of the steering committees formed under the *** Agreements with an individual designated by AlgoRx who is reasonably acceptable to PowderJect. In addition, PowderJect shall provide reasonable advance notice to AlgoRx of all scheduled technical meetings with *** regarding the Gas Cylinder Specification, Line construction, the specifications for Lines, and quality control issues, and AlgoRx shall have the right to attend all such meetings. AlgoRx shall bear its own expenses related to attending each steering committee or technical meeting.

      2.3 PURCHASE AND SUPPLY. During the term of this Agreement, PowderJect shall have Manufactured (or Manufacture, as applicable) and supply to AlgoRx all of AlgoRx's requirements of Gas Cylinders for use in the Field as set forth on purchase orders submitted by AlgoRx in accordance with the provisions of Section 2.5, except as otherwise provided in Section 2.13. All Gas Cylinders supplied to AlgoRx by PowderJect hereunder shall conform to the Gas Cylinder Specification and Packaging Specification and shall have been Manufactured in compliance with GMP. The purchase orders submitted by AlgoRx under Section 2.5 shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any term or condition in any order, confirmation, or other document furnished by AlgoRx or PowderJect that is in any way inconsistent with these terms and conditions is hereby expressly rejected.

      2.4 FORECASTS. AlgoRx shall provide forecasts of its requirements of Gas Cylinder for pre-commercial and commercial supply in accordance with this
Section 2.4. Notwithstanding the foregoing, the Parties acknowledge and agree that the forecasting and ordering mechanisms applicable to Gas Cylinders set forth in this Agreement are based on the *** Agreements in effect as of the Effective Date. In the event that (i) PowderJect amends the *** Agreements in effect as of the Effective Date, (ii) PowderJect enters into a new agreement with *** after the Effective Date, or (iii) the *** Agreements terminate and PowderJect Manufactures or contracts with another Third Party Manufacturer to Manufacture Gas Cylinders as permitted under this Agreement, the Parties shall discuss in good faith amending the forecasting and ordering mechanisms in Sections 2.4 and 2.5 to streamline such mechanisms in an effort to reduce administrative costs and the lead time required for forecasts and orders.

            (a) PRE-COMMERCIAL SUPPLY. AlgoRx shall provide PowderJect with a rolling, written one (1) year forecast of its reasonable anticipated requirements of Gas Cylinders to be used in or with Devices for pre-commercial use. Each such forecast shall cover four (4) calendar quarters, and shall provide AlgoRx's monthly requirements for the first calendar quarter of the forecast and quarterly requirements for the subsequent three (3) calendar quarters. AlgoRx shall update such forecasts on or before the fiftieth (50th) day of each calendar quarter. Notwithstanding the foregoing, AlgoRx shall provide its initial forecast to PowderJect no later

                                       6.

than fourteen (14) days after the Effective Date. The initial forecast shall set forth AlgoRx's monthly requirements for April, May, and June 2002, and shall set forth quarterly requirements for the subsequent three (3) calendar quarters. Forecasts for AlgoRx's requirements of Gas Cylinders to be used in the manufacture of Devices for commercial sale shall be governed by the terms of
Section 2.4(b). PowderJect understands and acknowledges that after the Commissioning Date, there may be instances in which AlgoRx may require that Gas Cylinders to be used in or with Devices for pre-commercial use Manufactured off a Line, rather than the Pilot Plant (e.g., for validation testing). AlgoRx shall notify PowderJect in its forecasts provided under this Section of any Gas Cylinders it requires to be Manufactured off a Line, and PowderJect shall ensure that such cylinders are Manufactured off a Line rather than the Pilot Plant; provided, however, that for so long as the *** Agreements are still in effect, PowderJect shall use best efforts to have such cylinders Manufactured off a Line rather than the Pilot Plant.

            (b) COMMERCIAL SUPPLY. Not later than two (2) years plus ten (10) days prior to AlgoRx's anticipated Commercial Launch of a Device, AlgoRx shall provide a written, non-binding forecast of its estimated monthly requirements of Gas Cylinders for the first twelve (12) months following Commercial Launch. Such forecast shall be broken down by Gas Cylinder type (i.e., 3 ml, 4 ml, or 5 ml), and shall be updated by AlgoRx not later than six (6) months plus ten (10) days prior to Commercial Launch. Thereafter, AlgoRx shall provide PowderJect with quarterly updates of each twelve (12) month forecast, the first three (3) months of which shall represent a firm commitment of PowderJect to supply, and of AlgoRx to purchase, the amounts forecasted to be ordered for such months. PowderJect shall promptly notify AlgoRx after its receipt of each forecast of the Line Price per Gas Cylinder that will apply for those cylinders forecast in the binding portion of such forecast. Each such update shall be provided to AlgoRx no later than thirty-two (32) days after the start of each new three (3) month period. For example, if AlgoRx anticipates that the Commercial Launch of a Device shall be in July 2004, AlgoRx shall provide to PowderJect no later than December 21, 2003 its estimated requirements of Gas Cylinders for the period of July 2004 through June 2005; AlgoRx shall update such forecast no later than thirty-two (32) days after April 1, 2004, and the amount forecast for the months of July through September 2004 shall be firm. Unless PowderJect consents, which consent shall not be unreasonably withheld, firm forecasts shall not constitute a binding commitment on PowderJect to supply Gas Cylinders to AlgoRx to the extent that such forecasts exceed by more than ten percent (10%) the amount forecast for such three (3) month period in the immediately preceding forecast. In addition, the quantities of Gas Cylinders set forth in each three (3) month binding forecast may not be increased or decreased by AlgoRx without PowderJect's consent, which consent may not be unreasonably withheld.

      2.5 ORDERS. AlgoRx shall provide to PowderJect purchase orders for Gas Cylinders as set forth in this Section 2.5. Each such order shall specify the delivery date and delivery destination. PowderJect shall use all reasonable efforts to supply the quantities of Gas Cylinders set forth in each purchase order by the delivery date specified in such order. The quantities of Gas Cylinders ordered by AlgoRx in each purchase order may not be increased or decreased without PowderJect's prior consent, which may not be unreasonably withheld. At its option, AlgoRx may notify PowderJect that it is prepared to bear all reasonable costs that may be incurred by PowderJect in supplying any such extra quantities of Gas Cylinders that may be requested by AlgoRx. PowderJect will notify AlgoRx within six (6) Business Days of its receipt

                                       7.

of such a notice from AlgoRx hereunder whether PowderJect accepts such offer and whether it will be able to supply such extra quantities of Gas Cylinders.

            (a) PRE-COMMERCIAL SUPPLY. AlgoRx shall provide to PowderJect on a monthly basis a purchase order for Gas Cylinders that is reasonably consistent with that portion of the most recent forecast that pertains to the month covered by the order. Each purchase order submitted by AlgoRx under this Section 2.5(a) shall be submitted no later than six (6) weeks prior to the beginning of the month specified for delivery in such purchase order.

            (b) COMMERCIAL SUPPLY. AlgoRx shall provide to PowderJect monthly purchase orders for those quantities of Gas Cylinders set forth in the applicable binding three (3) month forecast. The purchase order for the first month in such binding forecast shall be provided to PowderJect no later than one
(1) week after the date of such forecast. The purchase orders for the second and third months set forth in such binding forecast shall be provided to PowderJect no later than five (5) weeks and nine (9) weeks after the date of such forecast, respectively. All Gas Cylinders ordered by AlgoRx pursuant to this Section 2.5(b) shall be Manufactured by a Line, rather than the Pilot Plant.

      2.6 CONFIRMATION AND DELIVERY. Within seven (7) days after its receipt of a firm order placed pursuant to Section 2.5, PowderJect shall acknowledge in writing its receipt and acceptance of such order. In addition, PowderJect shall promptly provide to AlgoRx a copy of each Order Acknowledgement that it receives from *** for all orders for Gas Cylinders placed by PowderJect that include quantities ordered from PowderJect by AlgoRx. PowderJect shall deliver to AlgoRx, at the delivery destination and by the delivery date specified in such order, the specified number of Gas Cylinders, each of which conforms to the Gas Cylinder Specification and the Packaging Specification.

      2.7 ALLOCATION IN THE EVENT OF SUPPLY SHORTAGES. In the event of shortages in the quantity of Gas Cylinders supplied by *** or another Third Party Manufacturer contracted by PowderJect, PowderJect shall supply to AlgoRx that quantity of the Gas Cylinders received from *** or such other Third Party Manufacturer that represents the same percentage as the percentage of the total order of Gas Cylinders placed by PowderJect that constituted Gas Cylinders ordered by AlgoRx pursuant to Section 2.5. For example, if PowderJect places an order with *** for 100 Gas Cylinders and 70 of such cylinders were ordered by AlgoRx, in the event that *** is only able to supply 50 Gas Cylinders, 70% of such 50 cylinders (i.e., 35 cylinders) shall be supplied to AlgoRx.

      2.8 SHIPPING, INSURANCE, AND RISK OF LOSS. Shipments will be FCA (Incoterms 2000) PowderJect's facility, by a common carrier selected by AlgoRx. Except as provided herein with respect to Defective Products, risk of loss as to all Gas Cylinders shipped to AlgoRx shall pass to AlgoRx once the Gas Cylinders have been delivered by ***, PowderJect, or a Third Party Manufacturer to the common carrier selected by AlgoRx at the place of shipment. PowderJect shall arrange and pay for insurance on AlgoRx's behalf to cover the Gas Cylinders for the period of delivery of the cylinders to the common carrier until they have been delivered to AlgoRx at the destination specified in the order. Notwithstanding delivery, title to Gas Cylinders shall pass to AlgoRx once PowderJect has obtained payment for such Gas Cylinders in accordance with
Section 5.1.

                                       8.

 2.9 MODIFICATION OF SPECIFICATIONS AND ACCEPTANCE TESTS. PowderJect covenants that it shall not modify the Gas Cylinder Specification, Packaging Specification, and Acceptance Tests under the *** Agreements or any Third
Party Manufacturer Agreement without AlgoRx's prior written approval. If AlgoRx requests modifications to the Gas Cylinder Specification, Packaging Specification, or Acceptance Tests, PowderJect shall notify AlgoRx of any resulting increase or decrease in the Pilot Plant Cylinder Cost, Cylinder Cost, or out-of-pocket cost of the Gas Cylinder. If AlgoRx subsequently notifies PowderJect of its acceptance of such change in the Pilot Plant Cylinder Cost, Cylinder Cost, or out-of-pocket cost, PowderJect shall agree to modify the Gas Cylinder Specification, Packaging Specification, or Acceptance Tests.

      2.10 COMPLIANCE WITH LAWS. PowderJect shall ensure that the Gas Cylinders to be supplied to AlgoRx hereunder are Manufactured in compliance with all applicable present and future orders, regulations, requirements and laws of any and all national, federal, state, provincial and local authorities and agencies, including, without limitation, all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials. In addition, PowderJect represents and warrants to AlgoRx that all government permits, including, without limitation, health, safety and environmental permits, necessary for the conduct of the actions and procedures undertaken to Manufacture Gas Cylinders shall be maintained during the term of this Agreement.

      2.11 *** DOSSIER. Pursuant to the *** Agreements, *** is obligated to assemble a dossier containing full details of any and all relevant Intellectual Property rights owned by or licensed to *** or its affiliates relating to the manufacturing process for Gas Cylinders, including detailed manufacturing techniques, all relevant standard operating procedures, all component quality specifications, and all regulatory information that is sufficient to enable PowderJect or its nominee to Manufacture or have Manufactured the Gas Cylinders for use in the Field (the "*** DOSSIER"), which dossier is updated from time to time and kept in escrow. PowderJect shall diligently take all reasonable steps to ensure that *** assembles such dossier and updates it as required under the terms of the *** Agreements. PowderJect shall promptly notify AlgoRx upon the release of the *** Dossier to PowderJect, and the reason for such release. In addition, upon AlgoRx's request, PowderJect shall promptly provide a copy of the *** Dossier to AlgoRx. AlgoRx agrees to be bound by obligations of confidentiality with respect to the *** Dossier that are consistent with the obligations of confidentiality, if any, owed by PowderJect to *** with respect thereto for so long as PowderJect is bound by such obligations.

      2.12 *** BREACH OF *** AGREEMENTS. If *** defaults on its obligations under the *** Agreements and such default results in PowderJect's inability to supply AlgoRx's requirements of Gas Cylinders, PowderJect shall diligently take all reasonable steps to enforce its rights under the *** Agreements and shall seek appropriate remedies that are in the best interests of both AlgoRx and PowderJect to ensure supply of Gas Cylinders including, without limitation, seeking specific performance or other injunctive relief available to PowderJect or terminating the *** Agreements.

      2.13 TERMINATION OF *** AGREEMENTS. PowderJect shall promptly notify AlgoRx if it receives a notice of termination of any of the *** Agreements from ***, and shall disclose to AlgoRx the time period during which *** shall be obligated to continue to Manufacture and

                                       9.

supply Gas Cylinders under the *** Agreements (such period, the "*** WIND
DOWN PERIOD"). Upon PowderJect's receipt of such notice of termination, PowderJect and AlgoRx shall meet in good faith to discuss their future requirements and to decide the best course of action, taking into consideration both AlgoRx's and PowderJect's needs and the fact that Gas Cylinders are a unique commodity. AlgoRx shall have the option to (a) continue to obtain its requirements of Gas Cylinders from PowderJect, or (b) terminate this Agreement effective upon the expiration of the *** Wind Down Period and Manufacture, or designate a Third Party Manufacturer to Manufacture, AlgoRx's requirements of Gas Cylinders. Notwithstanding the foregoing, AlgoRx's right to terminate this Agreement and Manufacture or have Manufactured its requirements of Gas Cylinders under this Section 2.13 is contingent upon the termination of PowderJect's contractual supply relationship with *** and PowderJect obtaining a license under *** Intellectual Property Rights such that PowderJect is able to grant the sublicense to AlgoRx set forth in Section 2.15. PowderJect shall notify AlgoRx if PowderJect intends to have a Third Party Manufacturer Manufacture Gas Cylinders. If AlgoRx elects to continue to obtain its requirements of Gas Cylinders from PowderJect after the *** Agreements have terminated, AlgoRx shall have the right to approve the Third Party Manufacturer selected by PowderJect to Manufacture Gas Cylinders, which approval shall not be unreasonably withheld. In addition, AlgoRx shall have the right to review and approve the agreement entered into between PowderJect and such Third Party Manufacturer, which agreement must be consistent with AlgoRx's rights and obligations under this Agreement. If AlgoRx elects to terminate this Agreement and Manufacture, or designate a Third Party Manufacturer to Manufacture, AlgoRx's requirements of Gas Cylinders, the license granted to AlgoRx in Section
2.15 shall become exercisable on the date on which PowderJect obtains a license under *** Intellectual Property Rights such that PowderJect is able to grant the license to AlgoRx set forth in Section 2.15. In any event, AlgoRx shall be obligated to continue to obtain its requirements of Gas Cylinders from PowderJect during the *** Wind Down Period.

      2.14 THIRD PARTY MANUFACTURER'S BREACH. If PowderJect has entered into a Third Party Manufacturer Agreement for the Manufacture of Cylinders for supply to both PowderJect and AlgoRx pursuant to Section 2.13, and if such Third Party Manufacturer defaults on its obligations under such agreement and such default results in PowderJect's inability to supply AlgoRx's requirements of Gas Cylinders, PowderJect shall diligently take all reasonable efforts to enforce its rights under such Third Party Manufacturer Agreements and shall seek appropriate remedies that are in the best interests of both AlgoRx and PowderJect to ensure supply of Gas Cylinders including, without limitation, seeking specific performance or other injunctive relief available to PowderJect or terminating such Third Party Manufacturer Agreement.

      2.15 LICENSE. PowderJect hereby grants to AlgoRx a non-exclusive, worldwide, royalty-free, irrevocable sublicense (with rights to grant further sublicenses) under Intellectual Property Rights in the Gas Supply System, in the Gas Cylinder, in any variants, equivalents, or derivatives of the Gas Cylinder, and in all specifications, designs, data, models, prototypes, information, discoveries, inventions, and any improvements thereto, that become licensed to PowderJect by *** or its Affiliates pursuant to the *** Agreements at any time prior to or after the effective date of termination of this Agreement, to the extent necessary to Manufacture and have Manufactured Gas Cylinders and/or Devices containing Gas Cylinders for use in the Field. The sublicense granted to AlgoRx under this Section 2.15 shall become exercisable as set forth in Sections 2.13, 9.1, 9.2(b), 9.2(c), or 9.3.

                                      10.

                                    ARTICLE 3

                    QUALITY CONTROL; ACCEPTANCE AND REJECTION

      3.1 QUALITY CONTROL. PowderJect shall ensure that PowderJect, ***, or any Third Party Manufacturer, as applicable, maintains a quality control and testing program consistent with GMP to ensure that the Gas Cylinders supplied to AlgoRx conform to the Gas Cylinder Specification and the Packaging Specification (the "QUALITY CONTROL PROCEDURES"). Each batch of Gas Cylinders delivered to AlgoRx shall be accompanied by a written certificate of analysis confirming that such batch of Gas Cylinders has been tested in accordance with the Acceptance Tests, and that the Gas Cylinders conform to the Gas Cylinder Specifications and the Packaging Specifications. The Acceptance Tests may be amended from time to time pursuant to Section 2.9.

      3.2 QUALITY CONTROL AUDITS. PowderJect shall ensure that PowderJect,
***, or any Third Party Manufacturer, as applicable, maintains all documentation and Acceptance Test results for each Gas Cylinder for a period of six (6) years after the date on which such Gas Cylinders are delivered to AlgoRx. During the term of the Agreement, AlgoRx may periodically review such quality control program documentation, and shall have the right to audit, survey, or verify the adherence of PowderJect, ***, or any other Third Party Manufacturer, as applicable, to the Quality Control Procedures. In addition, upon written request to PowderJect, AlgoRx shall have the right to have representatives or Regulatory Authorities visit the manufacturing facilities of PowderJect, ***, or any other Third Party Manufacturer, as applicable, during normal business hours to review such manufacturer's manufacturing operations, to assess compliance with the Quality Control Procedures, and to discuss any related issues with such manufacturer's manufacturing and management personnel.

      3.3 INSPECTION AND REJECTION.

            (a) INSPECTION; REJECTION; ACCEPTANCE. AlgoRx may reject Gas Cylinders that are defective or that do not conform to the Gas Cylinder Specification or Packaging Specification ("DEFECTIVE PRODUCTS") by giving written notice to PowderJect, within eighteen (18) Business Days of receipt by AlgoRx of such Defective Products, which notice (i) states that there are defects in the Gas Cylinders introduced prior to delivery that cause such Gas Cylinders to be defective or not conform to the Gas Cylinder Specification or Packaging Specification, and (ii) identifies in reasonable detail the nature of the defect and the basis for AlgoRx's determination as to the nature of the defect. If AlgoRx fails to so notify PowderJect of any Defective Products within such eighteen (18) Business Day period, AlgoRx will be deemed to have accepted the Gas Cylinders, subject to Section 3.3(b), and except for claims for indemnification pursuant to Section 7.1 or breach of warranty under Section 6.2(a).

            (b) REVOCATION OF ACCEPTANCE. If, after initial acceptance but within fifty-five (55) Business Days of its receipt of Gas Cylinders, AlgoRx discovers that such Gas Cylinders are Defective Products and that the nature of such defect could not have been discovered by performing the Acceptance Tests within eighteen (18) Business Days of AlgoRx's receipt of such products, AlgoRx may revoke its acceptance of such Defective Products by providing written notice to PowderJect of such revocation. Such notice of revocation shall (i)

                                      11.

state that there are defects in the Gas Cylinders introduced prior to delivery that cause such Gas Cylinders to be defective or not to conform to the Gas Cylinder Specification or Packaging Specification, and (ii) identify in reasonable detail the nature of the defect and the basis for AlgoRx's determination as to the nature of the defect. If AlgoRx fails to so notify PowderJect of such revocation within such fifty-five (55) Business Day period, AlgoRx will be deemed to have accepted the Gas Cylinders and to have irrevocably waived any claims it may have with respect to such Defective Products except for claims for indemnification pursuant to Section 7.1 or breach of warranty under
Section 6.2(a).

            (c) REPLACEMENTS. At PowderJect's sole option, AlgoRx shall either return Defective Products to PowderJect at PowderJect's expense or shall destroy such Defective Products and certify to PowderJect that such destruction is complete. The costs of destruction and subsequent disposal shall be at PowderJect's expense. With respect to Defective Products that have been properly rejected pursuant to Section 3.3(a) or 3.3(b), AlgoRx shall not be required to pay for such Defective Products under Section 5.1. PowderJect shall replace such Defective Products as quickly as possible, and AlgoRx shall pay PowderJect for such replacement Gas Cylinders in accordance with Section 5.1, or in the event that AlgoRx has already paid for the Defective Products, PowderJect shall replace such Defective Products at its own expense.

            (d) RESOLUTION OF DISPUTES. If PowderJect disagrees with AlgoRx's claim that certain Gas Cylinders are Defective Products, the Parties will first use good faith efforts to settle such dispute within thirty (30) days of AlgoRx's notice of such defects; if they are unable to do so within such time period, the dispute will be resolved by a mutually acceptable independent Third Party tester after analysis of the relevant Gas Cylinders. Such Third Party tester shall determine whether such Gas Cylinders are defective, and the Parties agree that such tester's determination shall be final, binding, and determinative as to whether such Gas Cylinders are Defective Products. The Party against whom the Third Party tester rules shall bear all costs of the Third Party testing.

      3.4 POWDERJECT NOTICE OF DEFECTIVE PRODUCTS. PowderJect shall promptly notify AlgoRx if it discovers that any Gas Cylinders Manufactured by PowderJect, ***, or a Third Party Manufacturer are defective or do not conform to the Gas Cylinder Specification or Packaging Specification. Such notice shall identify in reasonable detail the nature of the defect, the lot or batch of such defective products, and the basis for PowderJect's determination as to the nature of the defect.

                                    ARTICLE 4

                    RECORDS, REPORTS, AND REGULATORY MATTERS

      4.1 MANUFACTURING REGULATORY COMPLIANCE. PowderJect shall ensure that the Gas Cylinders to be supplied under this Agreement are Manufactured in full compliance with GMP and the Gas Cylinder Specification. AlgoRx will notify PowderJect of any regulatory requirements applicable to the Manufacture of Gas Cylinders, and PowderJect shall ensure that Gas Cylinders shall be Manufactured in compliance with such regulatory requirements. Not less than four (4) months prior to the date on which AlgoRx files an application for Regulatory

                                      12.

Approval for a Device in a particular country, the Parties shall enter into a technical agreement, as required by Article 12 of Commission Directive 91/356/EEC of June 13, 1991, which sets out the technical responsibilities of the Parties in ensuring that Devices are manufactured for sale according to the relevant Regulatory Approval and any other relevant requirements.

      4.2 RECORDS AND SAMPLES. PowderJect shall ensure that complete, accurate, and authentic accounts, notes, product stability records, quality control records, batch release records, deviation reports, batch records, data, and all other records pertaining to the Manufacture, processing, labeling, storage, testing, and distribution of the Gas Cylinders supplied hereunder are kept in accordance with applicable laws and regulations, including, without limitation, master production and control records. In addition, PowderJect shall ensure that samples of Gas Cylinders from each batch manufactured pursuant to this Agreement are retained after AlgoRx's acceptance of each such batch. PowderJect shall ensure that such records and samples are retained for a period of six (6) years following the date of Manufacture, or longer if required by law, and, upon request, shall make available to AlgoRx copies of such records and portions of the samples at AlgoRx's expense. After such time period, PowderJect shall deliver such records and samples to AlgoRx.

      4.3 PRODUCT RECALLS, MARKET WITHDRAWALS, OR CORRECTIONS.

            (a) PowderJect shall ensure that records are maintained as may be necessary to permit a recall or a field correction of any of the Gas Cylinders delivered to AlgoRx or to customers of AlgoRx or its Affiliates or sublicensees ("ALGORX CUSTOMERS") worldwide that is effected either voluntarily or under a threat of, or a directive by, any governmental agency. Each Party shall notify the other Party immediately by telephone (to be confirmed in writing within five
(5) Business Days) upon discovery that any Gas Cylinder is the subject of a recall, market withdrawal, or correction. The decision to initiate a recall or to take some other corrective action as to Gas Cylinders supplied to AlgoRx, if any, shall be made and implemented solely by AlgoRx. PowderJect will cooperate as reasonably required by AlgoRx in accordance with all applicable laws and regulations, including assisting with the development of a recall plan. Subject to Section 4.3(b), AlgoRx shall bear the cost and expense of all recalls, market withdrawals, or corrections of Gas Cylinders delivered to AlgoRx or AlgoRx Customers.

            (b) To the extent that a recall, market withdrawal, or correction results from, or arises out of, Gas Cylinders supplied to AlgoRx that do not conform to the Gas Cylinder Specifications or that were not Manufactured in compliance with GMP, then (i) all related costs and expenses reasonably incurred by AlgoRx shall be borne by PowderJect, and (ii) PowderJect shall use diligent efforts to replace the affected Gas Cylinders with replacement Gas Cylinders that are Manufactured in compliance with GMP and that conform to the Gas Cylinder Specifications, free of charge, as soon as reasonably practicable from the date that AlgoRx notifies PowderJect regarding such event with respect to the Gas Cylinders. In the event that PowderJect is unable to replace the affected Gas Cylinders within sixty (60) days from the date that AlgoRx notifies PowderJect regarding such event, PowderJect shall reimburse AlgoRx for the Price that AlgoRx paid to PowderJect for such Gas Cylinders.

      4.4 PRODUCT RETURNS. AlgoRx shall be solely responsible for handling returns of Devices containing Gas Cylinders from AlgoRx Customers. PowderJect shall provide AlgoRx

                                      13.

with such assistance as AlgoRx may reasonably require to handle such returns, which assistance shall be provided at AlgoRx's sole cost and expense unless such returns result from or arise out of Gas Cylinders supplied to AlgoRx that were not Manufactured in compliance with GMP or do not conform to the Gas Cylinder Specification. To the extent that a return results from, or arises out of, Gas Cylinders supplied to AlgoRx that were not Manufactured in compliance with GMP or do not conform to the Gas Cylinder Specification, PowderJect shall use diligent efforts to replace the returned Gas Cylinders with replacement Gas Cylinders Manufactured in compliance with GMP and that conform to the Gas Cylinder Specification free of charge as soon as reasonably practicable. In the event that (i) PowderJect is unable to replace the returned Gas Cylinders within sixty (60) days after the date that PowderJect receives notice from AlgoRx of the returned Gas Cylinders, or (ii) such replacement Gas Cylinders are also returned because they do not conform to the Gas Cylinder Specification or were not Manufactured in compliance with GMP, PowderJect shall reimburse AlgoRx for the Price that AlgoRx paid to PowderJect for the affected Gas Cylinders. In all other circumstances, customer returns or similar actions shall be made at AlgoRx's sole cost and expense.

      4.5 CUSTOMER QUESTIONS AND COMPLAINTS. AlgoRx shall have the sole responsibility for responding to questions and complaints relating to Gas Cylinders from AlgoRx Customers. Questions or complaints received by PowderJect from AlgoRx Customers relating to Gas Cylinders shall be promptly referred to AlgoRx. PowderJect shall cooperate and provide reasonable assistance to allow AlgoRx to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, within ten (10) days from the date of AlgoRx's request, PowderJect shall provide AlgoRx with all information in its possession that will enable AlgoRx to respond properly to questions or complaints related to the Gas Cylinders supplied hereunder. Unless it is determined that the cause of any customer complaint resulted from Gas Cylinders supplied to AlgoRx that were not Manufactured in compliance with GMP or do not conform to the Gas Cylinder Specification, all costs arising out of handling AlgoRx Customer questions and complaints shall be borne by AlgoRx. If such complaint resulted from supply of Gas Cylinders to AlgoRx that were not Manufactured in compliance with GMP or do not conform to the Gas Cylinder Specification, PowderJect shall reimburse all related expenses incurred by AlgoRx.

      4.6 FIELD ALERT REPORTING. If PowderJect receives information concerning any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in a Gas Cylinder supplied to AlgoRx, or any failure of one or more batches of Gas Cylinders supplied to AlgoRx to meet the Gas Cylinder Specification (a "FIELD ALERT"), PowderJect shall notify AlgoRx immediately by telephone (to be confirmed in writing within twenty-four (24) hours). AlgoRx shall be responsible for receiving, investigating, and documenting all such information relating to such Field Alerts. AlgoRx will be solely responsible for filing all post-marketing Field Alert reports required by Regulatory Authorities, or as required by applicable laws or regulations. PowderJect will cooperate as reasonably required by AlgoRx with the investigation of such incidents. If the Field Alert arises out of PowderJect's failure to supply Gas Cylinders that were Manufactured in compliance with GMP or that conform to the Gas Cylinder Specification, PowderJect shall bear the cost and expense of investigating and responding to such Field Alert, and shall use diligent efforts to replace the affected Gas Cylinders with replacement Gas Cylinders Manufactured in compliance with GMP that conform to the Gas Cylinder Specification as soon as reasonably practicable. In the event

                                      14.

that PowderJect is unable to replace the affected Gas Cylinders within sixty
(60) days from the date that PowderJect becomes aware of such Field Alert, PowderJect shall reimburse AlgoRx for the Price that AlgoRx paid to PowderJect for the affected Gas Cylinders.

      4.7 GOVERNMENTAL INSPECTIONS. PowderJect shall promptly advise AlgoRx of any notice or request that ***, or any Third Party Manufacturer designated by PowderJect to Manufacture Gas Cylinders supplied to AlgoRx, receives from a governmental agency or Regulatory Authority regarding inspection of its facilities relating to its manufacture of the Gas Cylinders, and shall permit (to the extent reasonably practicable) AlgoRx or its designated representative to attend such inspection. PowderJect shall provide to AlgoRx all correspondence and reports that it receives or is forwarded by *** or a Third Party Manufacturer from a governmental agency or Regulatory Authority in connection with the manufacture of Gas Cylinders supplied to AlgoRx. PowderJect shall, in a timely manner and to the satisfaction of AlgoRx, rectify or procure the rectification of any deficiencies identified during the course of any audit by AlgoRx pursuant to Section 3.2 or any inspection by a Regulatory Authority pursuant to this Section 4.7.

                                    ARTICLE 5

                                    PAYMENT

      5.1 PAYMENT. AlgoRx shall pay PowderJect the price set forth in this
Section 5.1 for each Gas Cylinder supplied to AlgoRx under this Agreement, as such price may be adjusted in accordance with Section 5.2.

            (a) PILOT PLANT PRICE. For each Gas Cylinder ordered by AlgoRx in accordance with Sections 2,4(a) and 2,5(a) and Manufactured by the Pilot Plant, AlgoRx shall pay PowderJect the Pilot Plant Cylinder Cost, plus the reasonable costs of packaging, transport, including handling charges, insurance, and any applicable governmental taxes or duties (including, without limitation, any valued added taxes or sales taxes). The costs of packaging shall not include any share of the capital costs relating to packaging equipment.

            (b) LINE PRICE. For each Gas Cylinder ordered by AlgoRx in accordance with Sections 2.4(a) and 2.5(a) and Manufactured by a Line, or ordered by AlgoRx in accordance with Sections 2.4(b) and 2.5(b), AlgoRx shall pay PowderJect the Cylinder Cost (if PowderJect Manufactured such Gas Cylinder) or the actual amount of PowderJect's out-of-pocket cost of procuring Gas Cylinders from *** or a Third Party Manufacturer (the "LINE PRICE"), plus the reasonable costs of packaging, transport, including handling charges, insurance, and any applicable governmental taxes or duties (including, without limitation, any valued added taxes or sales taxes). The costs of packaging shall not include any share of the capital costs relating to packaging equipment. Except as set forth in Section 5.2, the Line Price of Gas Cylinders shall not exceed ********** ***** per Gas Cylinder (the "CAPPED PRICE"). Notwithstanding the foregoing, the Capped Price shall not apply to any Gas Cylinders ordered by AlgoRx for pre-commercial supply but Manufactured by a Line at AlgoRx's request; provided, however, that PowderJect agrees to use reasonable efforts to keep the Cylinder Cost for such cylinders as low as possible in order to ensure that such cost is not excessive or prohibitive for AlgoRx. The Parties acknowledge and agree that the Line Price is expected to decrease as the volume of Gas

                                      15.

Cylinders being Manufactured increases. In the event that PowderJect is Manufacturing Gas Cylinders for supply to AlgoRx, PowderJect acknowledges and agrees that it shall be obligated to use best efforts to run all Lines as efficiently as possible in order to reduce the Cylinder Cost. If PowderJect is Manufacturing Gas Cylinders, the Cylinder Cost for the first twelve (12) months that PowderJect is Manufacturing such cylinders (the "INITIAL PRODUCTION PERIOD") shall be the Capped Price. After the Initial Production Period, PowderJect shall be in a position to establish the actual cost of Manufacture of such Gas Cylinders. If the actual Cylinder Cost upon the expiration of the Initial Production Period is less than the Capped Price, PowderJect shall promptly reimburse AlgoRx for its overpayment for Gas Cylinders during the Initial Production Period. Notwithstanding the foregoing, if at any time during the term of this Agreement the Line Price at which PowderJect is supplying Gas Cylinders to AlgoRx is less than PowderJect's actual Cylinder Cost or out-of-pocket cost due to the Capped Price (such difference, the "LOSS"), then PowderJect shall be obligated to reimburse AlgoRx for overpayment for Gas Cylinders during the Initial Production Period only to the extent that the amount of such overpayment is greater than PowderJect's aggregate Loss during such period, and PowderJect may continue to charge AlgoRx the Capped Price for each Gas Cylinder after the Initial Production Period even if the Line Price is subsequently less than the Capped Price, until PowderJect has recovered the full amount of its Loss.

            (c) INVOICE AND PAYMENT. PowderJect shall invoice AlgoRx for each shipment of Gas Cylinders delivered to AlgoRx, and AlgoRx shall pay such invoice not later than twenty-five (25) days after delivery of the applicable Gas Cylinders. Notwithstanding the foregoing, if AlgoRx rejects any Gas Cylinders in good faith pursuant to Section 3.3(a) or Section 3.3(b), AlgoRx shall have no payment obligation to PowderJect with respect to such Gas Cylinders unless and until any such Gas Cylinders have been replaced pursuant to Section 3.3(c) or any dispute regarding whether such Gas Cylinders are defective is resolved in PowderJect's favor pursuant to Section 3.3(d).

      5.2 CAPPED PRICE ADJUSTMENTS. During the term of this Agreement, the Capped Price may be increased or decreased only as set forth in this Section 5.2.

            (a) The Capped Price may be increased or decreased to reflect any increase or decrease in Manufacturing costs due to a modification in the Gas Cylinder Specification, Packaging Specification, or Acceptance Tests requested by AlgoRx pursuant to Section 2.9.

            (b) The Capped Price may be increased or decreased upon three (3) months' written notice to reflect any increase or decrease in Manufacturing costs due to governmental action or changes to GMP requirements.

            (c) Commencing on the first anniversary of the Commercial Launch of the first Licensed Product, the Capped Price shall be adjusted to reflect any increase or decrease in the New York Mercantile Exchange COMEX Division Aluminum index (the "NYME INDEX") or such other prices index as may reasonably be agreed by the Parties to reflect an increase or decrease in the cost of raw materials used in the Manufacture of Gas Cylinders. The amount of such increase or decrease shall be calculated by determining the percentage by which the moving average of the NYME Index for the 30-day period immediately prior to Commercial Launch increased or decreased from the moving average of the NYME Index for the 30-day period

                                      16.

immediately prior to the first anniversary of Commercial Launch. Notwithstanding the foregoing, only that portion of the Capped Price allocable to the cost of raw materials shall be adjusted to reflect the increase or decrease in the NYME Index. During the term of this Agreement, the Capped Price shall be similarly adjusted on each subsequent anniversary of Commercial Launch.

            (d) At any time after PowderJect has recovered the full amount of its Loss under Section 5.1, if AlgoRx reasonably believes that the Line Price has decreased, or reasonably should have decreased, below the Capped Price per Gas Cylinder, AlgoRx shall so notify PowderJect in writing. In such instance, AlgoRx shall have the right upon reasonable notice to audit all records related to the Manufacture of Gas Cylinders, including financial records, and to inspect the manufacturing operations of all Lines. AlgoRx and PowderJect shall review and discuss in good faith whether PowderJect should be able to Manufacture Gas Cylinders in a more efficient manner that would result in the decrease of the Line Price and whether the Capped Price should be decreased. If, after good faith negotiations, the Parties are unable to agree upon whether or to what extent the Capped Price and the Line Price should be decreased, the Parties shall select a mutually agreeable arbitrator who has significant relevant experience in the pharmaceutical industry and has no affiliation or pre-existing relationship with either AlgoRx or PowderJect. The arbitrator's decision regarding such issue shall be binding on the Parties, and the Line Price or Capped Price shall be adjusted as appropriate to reflect such decision. In the event that an audit by AlgoRx reveals that PowderJect has been charging AlgoRx more than the actual Line Price per Gas Cylinder, AlgoRx shall be entitled to a credit in the amount that AlgoRx has overpaid for Gas Cylinders against future payments owed by AlgoRx for supply of Gas Cylinders.

            (e) At any time after the third anniversary of AlgoRx's Commercial Launch of a Licensed Product, if PowderJect reasonably believes that the Capped Price should be increased, PowderJect shall so notify AlgoRx in writing. In such instance, the Parties shall review and discuss in good faith whether the Capped Price should be increased. If, after good faith negotiations, the Parties are unable to agree upon whether or to what extent the Capped Price should be increased, the Parties shall select a mutually agreeable arbitrator who has significant relevant experience in the pharmaceutical industry and has no affiliation or preexisting relationship with either AlgoRx or PowderJect. The arbitrator's decision regarding such issue shall be binding on the Parties, and the Capped Price shall be adjusted as appropriate to reflect such decision.

      5.3 REPORTS. All invoices for Gas Cylinders supplied to AlgoRx shall be accompanied by a statement setting forth the calculation of the Cylinder Cost or the out-of-pocket cost, as applicable, for such Gas Cylinders.

      5.4 PAYMENT METHOD. All payments due to PowderJect under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by PowderJect. All payments hereunder shall be made in U.K. Sterling.

      5.5 TAXES. PowderJect shall pay any and all taxes levied on account of payments it receives under this Agreement All amounts due hereunder shall be without deduction of exchange, collection or other charges, provided that if AlgoRx is required to withhold and pay on

                                      17.

behalf of PowderJect any income or other similar tax with respect to the amounts payable under this Agreement, AlgoRx shall deduct such tax payments from and offset against said payments prior to remittance to PowderJect; and further provided that in regard to any tax so deducted, AlgoRx shall give or cause to be given to PowderJect such assistance as may reasonably be necessary to enable PowderJect to claim exemption therefrom or credit therefor, and in each case shall furnish PowderJect proper evidence of the taxes paid on its behalf.

      5.6 RECORDS; AUDIT. PowderJect shall keep complete, true and accurate books of account and records for the purpose of determining the Cylinder Cost or out-of-pocket cost, as appropriate, of the Gas Cylinders supplied to AlgoRx under this Agreement. Such books and records shall be kept for at least three
(3) years following the end of the calendar quarter to which they pertain. Such records will open for inspection during such three (3) year period by independent accountants who agree to appropriate and typical confidentiality restrictions, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable times and on reasonable notice. To the extent that such audit reveals any overpayments by AlgoRx for Gas Cylinders supplied under this Agreement, PowderJect shall refund AlgoRx for the amount of such overpayment within thirty
(30) days from the accountant's report, plus interest (at the rate set forth in Section 5.7) from the original date due. Audits conducted under this Section 5.6 shall be at the expense of AlgoRx, unless a variation or error producing an increase exceeding five percent (5%) of the Cylinder Cost or out-of-pocket cost stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs and expenses relating to such inspection will be paid promptly PowderJect.

      5.7 INTEREST. If AlgoRx fails to make any payment to PowderJect under this Agreement when due, then interest shall accrue on any amount owed on a daily basis at the greater of a rate equal to one and one-half percent (1.5%) per month, or, if lesser, at the maximum rate permitted by applicable law

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

      6.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants the following:

            (a) CORPORATE POWER. Such Party is duly organized and validly existing under the laws of the state of its organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

            (b) DUE AUTHORIZATION. Such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on such Party's behalf has been duly authorized to do so by all requisite corporate action.

            (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon the Parties and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by each Party does not conflict with any agreement,

                                      18.

instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor, to the Parties' knowledge, does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      6.2 WARRANTIES OF POWDERJECT. PowderJect warrants that:

            (a) all of the Gas Cylinders supplied to AlgoRx under this Agreement shall conform to the Gas Cylinder Specification and Packaging Specification and shall be Manufactured in accordance with GMP;

            (b) all of the Gas Cylinders supplied to AlgoRx shall have free and clear title within thirty (30) days after AlgoRx has paid PowderJect for such Gas Cylinders; and

            (c) as of the Effective Date, it is in substantial compliance with, and is not in material default under, any of the *** Agreements.

      6.3 SAVE AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ALGORX OR POWDERJECT. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

                                    ARTICLE 7

                                INDEMNIFICATION

      7.1 INDEMNITY.

            (a) BY POWDERJECT. PowderJect shall indemnify, defend, and hold harmless AlgoRx and AlgoRx's directors, officers, employees, agents, and customers from and against any and all third party liabilities, claims, suits, losses, costs, and expenses (collectively "CLAIMS") resulting from or arising out of (i) the negligence or willful misconduct of PowderJect or its officers, directors, employees, or agents, or (ii) PowderJect's breach of its obligations under this Agreement. Such indemnity shall not apply to the extent that AlgoRx has an indemnity obligation for such Claim pursuant to Section 7.1(b), or if AlgoRx fails to comply with the indemnification procedures set forth in Section 7.2.

            (b) BY ALGORX. AlgoRx shall indemnify, defend, and hold harmless PowderJect and PowderJect's directors, officers, employees, and agents from and against any and all Claims resulting from or arising out of (i) the use of the Gas Cylinders supplied to AlgoRx hereunder (except to the extent that the harm was caused by a Gas Cylinder that was defective upon delivery to AlgoRx or that did not conform to the Gas Cylinder Specification), (ii) the negligence or willful misconduct of AlgoRx or its officers, directors, employees, or agents, or (iii) AlgoRx's breach of its obligations under this Agreement. Such indemnity shall not apply to the extent that PowderJect has an indemnity obligation for such Claim pursuant to Section 7.1 (a), or if PowderJect fails to comply with the indemnification procedures set forth in Section 7.2.

                                      19.

      7.2 INDEMNIFICATION PROCEDURES. If either Party is entitled to indemnification under this Article 7 (the "INDEMNIFIED PARTY"), it shall give written notice to the Party providing indemnification (the "INDEMNIFYING PARTY") of any Claim that may be subject to indemnification promptly after learning of such Claim, and the Indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed by the Indemnifying Party with counsel so selected, the Indemnifying Party will not be subject to any liability for any settlement of such Claim made by the Indemnified Party without the Indemnifying Party's consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the Indemnified Party with respect to such Claim.

      7.3 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR 7.2, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

      7.4 POWDERJECT'S LIMITATION OF LIABILITY. AlgoRx accepts and agrees that notwithstanding anything to the contrary herein, PowderJect's total liability under this Agreement, howsoever arising, shall be limited to ******* per any one event and ******* in the annual aggregate, and AlgoRx will indemnify PowderJect for all claims or losses in excess of that amount howsoever caused (including, without limitation, PowderJect's negligence) under this Agreement.

      7.5 INSURANCE. During the term of this Agreement, AlgoRx shall secure and maintain in full force and effect insurance coverage for products liability claims in amounts appropriate to the conduct of AlgoRx's business. AlgoRx agrees that, to the extent that the amount of any Claims (as such term is defined in Section 7.1) brought against AlgoRx are covered by such products liability insurance, AlgoRx shall not seek indemnification from PowderJect for such Claims, even if such Claims are attributable to the negligence or willful misconduct of PowderJect or its officers, directors, employees, or agents or PowderJect's breach of its obligations under this Agreement.

                                   ARTICLE 8

                                CONFIDENTIALITY

      8.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, each Party agrees that, for the term of this Agreement and for seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement, except that the foregoing shall not apply to any information for which the receiving Party can demonstrate, by competent proof, that it:

                                      20.

            (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

            (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

            (c) later became part of the public domain through no act or omission of the receiving Party;

            (d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a third Party, by a third Party who had no obligation to the disclosing Party not to disclose such information to others; or

            (e) was independently developed by employees of either Party who were unaware of and did not have access to Confidential Information disclosed by either Party.

      8.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information disclosed to it by the other Party to the extent such disclosure is reasonably necessary for the following reasons:

            (a) regulatory filings, including filings with the U.S. Securities Exchange Commission and Regulatory Authorities;

            (b) prosecuting or defending litigation;

            (c) complying with applicable governmental regulations and legal requirements; and

            (d) disclosure to Affiliates, sublicensees, and potential investors who agree in writing to be bound by similar terms of confidentiality.

      Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this
Section 8.2 it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable actions to avoid any unauthorized use or disclosure of Confidential Information hereunder.

      8.3 EMPLOYEES; AGENTS. Each Party shall ensure that each employee, consultant, or other agent of it, or of its Affiliates or sublicensees, who has access to Confidential Information is bound to obligations of confidentiality and non-use at least equivalent in scope to those set forth in Sections 8.1 and 8.2.

      8.4 INJUNCTIVE RELIEF. The Parties expressly acknowledge and agree that any breach or threatened breach of this Article 8 may cause immediate and irreparable harm to the disclosing Party which may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies

                                      21.

available at law, the disclosing Party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

                                   ARTICLE 9

                              TERM AND TERMINATION

      9.1 AGREEMENT TERM. This Agreement shall commence on the Effective Date and shall continue in effect for an initial period of the later of (a) the tenth
(10th) anniversary of the Effective Date, or (b) the date on which the *** Agreements terminate, unless earlier terminated as permitted under this Article
9. If the *** Agreements have terminated prior to the eighth (8th) anniversary of the Effective Date, then upon written notice to PowderJect no later than the eighth (8th) anniversary of the Effective Date, AlgoRx may elect to extend the term of this Agreement for an additional (2) years on terms mutually agreeable to the Parties, in which event this Agreement shall expire on the twelfth (12th) anniversary of the Effective Date. If AlgoRx does not elect to extend the term of this Agreement, then (i) the license granted to AlgoRx in Section 2.15 shall be exercisable on the eighth (8th) anniversary of the Effective Date, and (ii) at AlgoRx's request, PowderJect or its designee shall provide to AlgoRx or its designee any and all technical assistance and training as AlgoRx may reasonably require to enable AlgoRx or its designee to Manufacture or have Manufactured Gas Cylinders. AlgoRx shall promptly reimburse PowderJect for ******* ****** of the out-of-pocket expenses incurred by PowderJect in providing any technical assistance and training to AlgoRx, provided that such expenses are supported by written receipts and are reasonable and necessary as determined by AlgoRx.

      9.2 TERMINATION BY ALGORX FOR MATERIAL BREACH. AlgoRx shall have the right to terminate this Agreement upon written notice to PowderJect if, after receiving written notice of a material breach of this Agreement, PowderJect fails to cure such breach within sixty (60) days from the date of such notice. Notwithstanding the foregoing, AlgoRx shall not be able to terminate this Agreement if PowderJect's material breach relates to supply matters, and PowderJect demonstrates to AlgoRx's reasonable satisfaction that such material breach under this Agreement is the direct result of *** breach of its obligations under the *** Agreements or the breach of a Third Party
Manufacturer of its obligations under a Third Party Manufacturer Agreement. In such event, AlgoRx shall have the right to seek specific performance or other appropriate injunctive relief under Article 10 to ensure that PowderJect enforces its rights in relation to the *** Agreements or Third Party Manufacturer Agreement under Section 2.12 of this Agreement. In the event that PowderJect does not enforce its rights in relation to a Third Party Manufacturer Agreement to the reasonable satisfaction of AlgoRx, AlgoRx may terminate the Agreement under this Section 9.2.

      (a) *** AS SUPPLIER. If AlgoRx terminates the Agreement under this
Section 9.2 and, on the effective date of such termination, any of the *** Agreements are still in effect, PowderJect shall use its best efforts to procure *** agreement that PowderJect may assign such *** Agreements to AlgoRx as soon as possible. Termination of this Agreement by AlgoRx shall not be effective until the *** Agreements are assigned to AlgoRx, and PowderJect's obligation to supply AlgoRx's requirements on the terms set forth in this Agreement shall continue until such assignment is effected. Upon assignment of the ***

                                      22.

Agreements to AlgoRx, AlgoRx and *** shall negotiate in good faith, taking into account the circumstances under which this Agreement terminated, reasonable terms under which AlgoRx shall supply Gas Cylinders to ***. For a period of up to three (3) months after the date on which the *** Agreements are assigned to AlgoRx, AlgoRx shall supply Gas Cylinders to PowderJect on terms that are consistent with the terms set forth in this Agreement.

            (b) THIRD PARTY MANUFACTURER AS SUPPLIER.

                  (i) If AlgoRx terminates the Agreement under this Section 9.2 and, on the effective date of such termination, a supply agreement between PowderJect and a Third Party Manufacturer is in effect for the Manufacture of Gas Cylinders, then at AlgoRx's request, PowderJect shall use diligent efforts to assign such supply agreement to AlgoRx as soon as possible. If AlgoRx elects to have PowderJect assign such Third Party Manufacturer Agreement to AlgoRx, termination by AlgoRx shall not be effective until such Third Party Manufacturer Agreement is assigned to AlgoRx, and PowderJect's obligation to supply AlgoRx's requirements on the terms set forth in this Agreement shall continue until the date on which such assignment is effected. If AlgoRx does not elect to have such Third Party Manufacturer Agreement assigned to AlgoRx, then such termination shall be effective once the training set forth in subclause (ii) below has been provided to AlgoRx or its designee.

                  (ii) At AlgoRx's request, PowderJect or its designee, at its own cost and expense, promptly shall provide to AlgoRx or its designee any and all technical assistance and training as AlgoRx may reasonably require to enable AlgoRx or its designee to Manufacture or have Manufactured Gas Cylinders.

                  (iii) If AlgoRx does not elect to have the Third Party Manufacturer Agreement assigned to it under subclause (i), the license granted to AlgoRx in Section 2.15 shall be exercisable sixty (60) days after AlgoRx has provided the notice of material breach to PowderJect.

      (c) POWDERJECT AS SUPPLIER. If AlgoRx terminates the Agreement under this
Section 9.2 and prior to such termination PowderJect or its Affiliate has been Manufacturing Gas Cylinders for supply to AlgoRx, or if neither a Third Party Manufacturing supply agreement nor the *** Agreements are in effect between PowderJect and such Third Party Manufacturer or *** for the Manufacture of Gas Cylinders on the date on which AlgoRx provides notice of termination, such termination shall be effective on the date AlgoRx has provided notice of termination to PowderJect.

                  (i) At AlgoRx's request, PowderJect shall use best efforts to assign any Third Party agreement under which aluminum components (including, without limitation, caps and cans) required to Manufacture Gas Cylinders are supplied to PowderJect or its Affiliate.

                  (ii) AlgoRx shall have the right, but not the obligation, to purchase from PowderJect any or all of the Lines used in the Manufacture of the Gas Cylinders at a price equivalent to no more than the depreciated book value of the assets comprising each Line, which value shall be calculated on the effective date of termination. PowderJect shall, as soon as reasonably practicable, at its own cost and expense, clean and decommission each Line

                                      23.

purchased by AlgoRx and disconnect it from main services in a safe manner ready for disassembly, crating, and transport to AlgoRx's designated facility. No later than thirty (30) days after AlgoRx has paid PowderJect for any such Lines, PowderJect shall transport or procure the transportation of the applicable Lines to the location designated by AlgoRx at PowderJect's sole cost and expense.

                  (iii) The sublicense granted to AlgoRx in Section 2.15 shall (subject to PowderJect's exclusivity to *** having been terminated) be exercisable sixty (60) days after AlgoRx has provided notice of material breach to PowderJect.

                  (iv) At AlgoRx's request, and at PowderJect's own cost and expense, PowderJect or its designee shall provide to AlgoRx or its designee any and all technical assistance and training as AlgoRx may reasonably require to enable AlgoRx or its designee to Manufacture or have Manufactured Gas Cylinders.

      9.3 OTHER TERMINATION BY ALGORX. AlgoRx may terminate this Agreement upon one (1) year's written notice for any reason at any time after (a) the date of termination of the *** Agreements, or (b) the expiration of the last-to-expire patent right owned by *** that covers the composition, method of making, or use of the Gas Supply System or the Gas Cylinder. If AlgoRx terminates the Agreement under this Section, then:

            (a) the sublicense granted to AlgoRx in Section 2.15 shall be exercisable on the date on which AlgoRx provides notice of termination to PowderJect;

            (b) at AlgoRx's request at any time after the date on which AlgoRx provides notice of termination under this Section 9.3, PowderJect or its designee, at its own cost and expense, shall provide AlgoRx or its designee with any and all technical assistance and training as AlgoRx may reasonably require to enable AlgoRx or its designee to Manufacture or have Manufactured Gas Cylinders; and

            (c) for a period of five (5) years from the date of the Commissioning of the last Line to be commissioned prior to the date on which AlgoRx provides notice of termination to PowderJect under this Section 9.3, AlgoRx shall be obligated to purchase, and PowderJect shall be obligated to supply, quantities of Gas Cylinders equal to the lesser of (a) ***** ******* of the total capacity of such Line, or (b) ***** ******* of AlgoRx's requirements of Gas Cylinders during such time period.

      9.4 MATERIAL BREACH BY ALGORX. In the event that AlgoRx materially breaches its payment obligations to PowderJect under this Agreement, PowderJect shall have the right, upon written notice to AlgoRx, to suspend its supply obligations to AlgoRx until such time as AlgoRx has cured such breach if, after receiving a written notice of material breach of this Agreement, AlgoRx fails to cure such breach within sixty (60) days from the date of such notice.

      9.5 ACCRUED RIGHTS; SURVIVING OBLIGATIONS. Termination of this Agreement shall not affect any accrued rights of either Party. The terms of Sections 2.15 (License), 3.2 (Quality Control Audits), 4.2 (Records and Samples), 4.3 (Product Recalls, Market Withdrawals, or Corrections), 4.5 (Customer Questions and Complaints), 4.6 (Field Alert Reporting), 5.7 (Records; Audit), (9.2 (Termination by AlgoRx for Material Breach), 9.3 (Other Termination by

                                      24.

AlgoRx), 9.5 (Accrued Rights; Surviving Obligations), 11.1 (Governing Law), 11.2 (Dispute Resolution), 11.4 (Patents and Trademarks), 11.10 (Severability), 11.12 (No Waiver), and 11.14 (Further Actions), and Articles 7 (Indemnification), 8 (Confidentiality), and 10 (Specific Performance and Injunctive Relief) of this Agreement shall survive termination of this Agreement.

                                   ARTICLE 10

                   SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF

      10.1 PowderJect expressly acknowledges and understands that the Gas Cylinders it is obligated to supply to AlgoRx pursuant to this Agreement are critical to the business of AlgoRx and its Affiliates and that AlgoRx and its Affiliates have no alternate source of supply of Gas Cylinders other than from PowderJect. Accordingly, PowderJect acknowledges and understands that it is critical for PowderJect to supply AlgoRx's requirements of Gas Cylinders that conform to the Gas Cylinder Specification. Failure to do so may irreparably harm AlgoRx or its Affiliates by resulting in AlgoRx or its Affiliates being unable to carry out their business. In the event that PowderJect fails to supply AlgoRx with its requirements of Gas Cylinders under the terms of this Agreement for any reason other than the occurrence of a force majeure event, PowderJect shall have the right to seek an order for specific performance, coupled with a mandatory injunction against PowderJect, compelling PowderJect to (a) perform its obligations under this Agreement, including, without limitation, its obligation to supply AlgoRx's requirements of Gas Cylinders, or (b) enforce its rights under the *** Agreement or a Third Party Manufacturer supply agreement pursuant to Section 2.12 or Section 2.14, if applicable. In addition, AlgoRx shall have the right to bring a claim for monetary damages against PowderJect. PowderJect expressly acknowledges that AlgoRx is relying on PowderJect to carry out its obligations under this Agreement and that a claim for monetary damages may be an inadequate remedy at law for AlgoRx under such circumstances.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

      11.1 GOVERNING LAW. From the Effective Date until the date on which the *** Agreements terminate, this Agreement shall be governed by the laws of England and Wales without reference to its choice of law principles. As of the date on which the *** Agreements terminate, this Agreement shall be governed by the laws of the State of California without reference to its choice of law principles. The state and federal courts located in California and the High Court located in London shall each have non-exclusive jurisdiction of any such disputes. The Parties submit to the personal jurisdiction of such courts for any such action, agree that such courts provide a convenient forum for any such action, and waive any objections or challenges to venue with respect to such courts.

      11.2 DISPUTE RESOLUTION. Any claim or controversy arising out of or relating to this Agreement or any breach hereof shall first be submitted to the Chief Executive Officers of AlgoRx and PowderJect for resolution by good faith negotiation. If such resolution shall fail within thirty (30) days, subject to
Section 11.4, either Party may submit such claim or

                                      25.

controversy for resolution by a court of applicable jurisdiction in England or the State of California.

      11.3 ENTIRE AGREEMENT. This Agreement and the License Agreement between AlgoRx and PowderJect dated March___________, 2002 constitute the entire, final and complete agreement and understanding between the Parties, and replaces and supersedes all prior discussions and agreements between them, with respect to the subject matter hereof. No amendment, modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.

      11.4 PATENTS. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Device containing a Gas Cylinder shall be submitted to a court of competent jurisdiction in the territory in which such patent rights were granted or arose.

      11.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the Parties, their successors and assigns. Neither Party shall be entitled to assign any rights hereunder to any Party without the prior written consent of the other Party, except that a Party may assign this Agreement to its successor in interest pursuant to a merger, acquisition or sale of all or substantially all of its assets.

      11.6 FORCE MAJEURE. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances); provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

      11.7 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below. All notices from AlgoRx to PowderJect in respect of the forecasting and ordering of Gas Cylinders shall be made by fax during UK business hours to the details below.

                                      26.

      For PowderJect:      PowderJect Technologies Ltd.
                           c/o PowderJect Pharmaceuticals PLC
                           Florey House
                           Robert Robinson Avenue
                           The Oxford Science Park
                           Oxford OX4 4GA
                           UK
                           Attention: Company Secretary
                           Fax: +44 1865 332601

      For PowderJect in relation to the supplies of Gas Cylinders:

                           Phil Price
                           Device Manufacturing Manager
                           PowderJect Technologies Limited
                           4 Robert Robinson Avenue
                           The Oxford Science Park
                           Oxford OX4 4GA
                           UK
                           Fax: +44 1865 782801

      For AlgoRx:          AlgoRx Pharmaceuticals, Inc.
                           101 Interchange Plaza, Suite 102
                           Cranbury, New Jersey 08512
                           Attention: President
                           Fax: (609)409-2323

      With a copy to:      Cooley Godward LLP
                           Five Palo Alto Square
                           3000 El Camino Real
                           Palo Alto, CA 94306
                           Attention: Barclay James Kamb, Esq.
                           Fax: (650)849-7400

      11.8 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

      11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

      11.10 SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace

                                       27.

any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

      11.11 HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

      11.12 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

      11.13 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      11.14 INDEPENDENT CONTRACTORS. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partnership, principal and agent or joint venture between the Parties.

      IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

POWDERJECT TECHNOLOGIES LIMITED        ALGORX PHARMACEUTICALS, INC.

By: /s/ Charles Swingland               By: /s/ Ronald M. Burch
   --------------------------------       ----------------------------------

Name: CHARLES SWINGLAND                Name:
                                             -------------------------------
Title: DIRECTOR                        Title:
                                              ------------------------------

                                      28.

                                    EXHIBIT A

                                ACCEPTANCE TESTS


                 [Exhibit does not exist or cannot be located]


                                       29.

                                    EXHIBIT B

                           GAS CYLINDER SPECIFICATION

                 [Exhibit does not exist or cannot be located]

                                       30.

                                    EXHIBIT C

                             PACKAGING SPECIFICATION

                 [Exhibit does not exist or cannot be located]

                                       31.